Exhibit 99.1

	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES HOLIDAY SALES RESULTS
Comparable store sales were flat for December

Albany, NY, January 8, 2015 – Trans World Entertainment Corporation (NASDAQ: TWMC) today reported flat comparable store sales for the five-week period ended January 3, 2015. Comparable store sales for the nine-week period ended January 3, 2015 decreased 1.0%. Total sales for the nine-week period were $104 million compared to $115 million for the same period last year, a decrease of 9.6%. The Company operated an average of 8.9% fewer stores during the nine-week period as compared to last year.

For the eleven-month period ended January 3, 2015, comparable store sales decreased 1.4%. Total sales for the period decreased 9.5% to $335 million compared to $370 million during the same period last year. The Company operated an average of 7.3% fewer stores during the eleven-month period as compared to last year.

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, trend, electronics, video games and related products. The Company operates retail stores in the United States, the District of Columbia, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.